PMC-Sierra, Inc.
                        CALCULATION OF EARNINGS PER SHARE
                  (in thousands, except for per share amounts)
                                   (unaudited)

                                                          Three Months Ended
                                                      --------------------------
                                                        Jun 28,      Jun 30,
                                                         1998          1997
                                                      (restated -
                                                       see note 2)
Numerator:
Net income (loss)                                       $  (29,313)   $   8,932
                                                      ============= ============

Denominator:
Basic weighted average common shares outstanding (1)        31,829       30,918
                                                      ------------- ------------

Effect of dilutive securities:
Stock options                                                    -        1,442
Stock warrants                                                   -           14
                                                      ------------- ------------
Shares used in calculation of net income per share          31,829       32,374
                                                      ============= ============

Basic net income (loss) per share                       $    (0.92)   $    0.29

Diluted net income (loss) per share                     $    (0.92)   $    0.28


(1) PMC-Sierra, Ltd. Special Shares are included in the calculation of basic net income per share.